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                                                               EXHIBIT (a)(1)(i)

                          INFONET SERVICES CORPORATION

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
            HAVING AN EXERCISE PRICE OF $13.00 OR HIGHER TO PURCHASE
                         CLASS B COMMON STOCK UNDER THE
    INFONET SERVICES CORPORATION 1999 STOCK OPTION PLAN AND INFONET SERVICES
                      CORPORATION 2000 OMNIBUS STOCK PLAN

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M. PACIFIC TIME ON FEBRUARY 14, 2002
                          UNLESS THIS OFFER IS EXTENDED

     Infonet Services Corporation is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our Class B common stock for new options to be granted at least six months and one day from the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options ("offer to exchange") and in the related Election Concerning Exchange of Stock Options form ("election form" which together, as they may be amended from time to time, constitute the "offer").

     Options that are included in this offer are those that:

          .    have an exercise price of $13.00 per share or higher; and

          . were granted under the Infonet Services Corporation 1999 Stock Option Plan or Infonet Services Corporation 2000 Omnibus Stock Plan.

     You are eligible to participate in the exchange program only if you:

          .    are an employee of Infonet Services Corporation on January 7,
               2002;

          . reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States;

          .    are not a director of Infonet Services Corporation;

          .    remain an eligible employee through the expiration of this offer;
               and

          .    hold at least one eligible option on January 7, 2002.

     If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Infonet Services Corporation and continue to reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States through the replacement grant date.

     The number of shares of Class B common stock that will be subject to the new options to be granted to you will be equal to the number of shares subject to the options that you elect to exchange and that we accept for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If you are eligible to participate, you may only elect to exchange options that are subject to an eligible option agreement and you must exchange all or none of the options that were granted to you on a single grant date and at the same exercise price. In addition, if you elect to exchange any options, then all options granted to you during the six month period ending on January 7, 2002 will also be automatically exchanged, regardless of their exercise price.

     All eligible options we accept pursuant to the offer will be cancelled shortly following the close of the offer, currently scheduled for 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, and options elected for exchange will no longer be exercisable after that time.

     We will grant the new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange (the date on which we grant the new options being referred to as the "replacement grant date").

     If you elect to exchange options as described in this offer, your offer is accepted and you remain an eligible employee of Infonet Services Corporation through the replacement grant date, we will grant you new options under

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our 1999 Stock Option Plan or 2000 Omnibus Stock Plan (depending on the plan under which the eligible options elected for exchange were granted) pursuant to a new option agreement between us and you.

     The new options will:

          . have an exercise price equal to the closing price of our Class B common stock on the New York Stock Exchange on the replacement grant date, as reported in the print edition of The Wall Street Journal;

          . be exercisable for a number of shares that is equal to the number of shares subject to the options that you elected to exchange and that we accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events;

          .    commence vesting on the replacement grant date; and

          . not be treated as incentive stock options for purposes of the U.S. federal income tax.

     Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.

     Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Each new option issued on the replacement grant date will commence vesting on that date and will vest as to 20% of the shares subject to the option on the six month anniversary of the replacement grant date and 20% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested. Except for the new option exercise price, the change in vesting schedule and classification of the options as non-qualified options, the terms and conditions of the new options will be substantially similar to the cancelled options.

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

     This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

     Shares of our Class B common stock are listed on the New York Stock Exchange under the symbol "IN." On January 4, 2002, the closing price of our Class B common stock on the New York Stock Exchange was $2.55 per share. We recommend that you obtain current market quotations for our Class B common stock before deciding whether to elect to exchange your options.

     You should direct questions about this offer or requests for assistance to Susan Murray, Director of our Human Resources Department in the El Segundo office. You are also invited to send questions about this offer to optionexchange@Infonet.com and you will receive a response.

     As of December 26, 2001, options to purchase 17,721,058 shares of our Class B common stock were issued and outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan. Of these options, eligible Infonet Services Corporation employees held outstanding options to purchase 6,403,150 shares of our Class B common stock with an exercise price of $13.00 or higher per share. The shares of Class B common stock issuable upon exercise of options we are offering to exchange represent approximately 2.1 % of the total shares of our Class B common stock outstanding as of December 26, 2001.

                                    IMPORTANT

     If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us by internal mail, facsimile ((310) 335-2679) or post to Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, Attn: Susan Murray.

     We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

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     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF
AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF INFONET SERVICES CORPORATION OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN INFONET SERVICES CORPORATION AND EACH EMPLOYEE REMAINS "AT WILL."

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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY TERM SHEET .......................................................    1
THIS OFFER ...............................................................    9
 1.  Number of Options; Expiration Time ..................................    9
 2.  Purpose of this Offer ...............................................   10
 3.  Procedures for Electing to Exchange Options .........................   11
 4.  Withdrawal Rights ...................................................   12
 5.  Acceptance of Options for Exchange and Issuance of New Options ......   13
 6.  Price Range of Class B Common Stock Underlying the Options ..........   13
 7.  Source and Amount of Consideration; Terms of New Options ............   14
 8.  Information Concerning Infonet Services Corporation .................   15
 9.  Interests of Directors, Officers and Affiliates; Transactions
     and Arrangements Concerning the Options .............................   17
10.  Status of Options Acquired by Us in this Offer; Accounting
     Consequences of this Offer ..........................................   17
11.  Legal Matters; Regulatory Approvals .................................   18
12.  Material Federal Income Tax Consequences ............................   19
13.  Extension of Offer; Termination; Amendment ..........................   20
14.  Fees and Expenses ...................................................   21
15.  Additional Information ..............................................   21
16.  Miscellaneous .......................................................   22

SCHEDULE A      CONDITIONS OF THIS OFFER
SCHEDULE B      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                INFONET SERVICES CORPORATION

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                           INDEX TO SUMMARY TERM SHEET

                      GENERAL QUESTIONS ABOUT THE EXCHANGE

01. What securities are we offering to exchange? ..........................   1
02. Why are we making this offer to exchange? .............................   1
03. Who is eligible to participate in this exchange?.......................   1
04. Are employees located outside the United States eligible to
    participate? ..........................................................   1
05. What if I leave Infonet Services Corporation or change my place of residence between the date my options are cancelled
    and the replacement grant date? .......................................   2
06. How does this exchange work? ..........................................   2
07. What do I need to do to participate in this offer to exchange? ........   2
08. Why won't I receive my new options immediately after the
    expiration date of this offer? ........................................   3
09. Why can't Infonet Services Corporation just reprice my options? .......   3
10. Why can't I just be granted additional options? .......................   3
11. Wouldn't it be easier to quit Infonet Services Corporation and
    then get rehired? .....................................................   3
12. If I elect to participate in the exchange program, why must all options granted to me in the last six months, which have
    a fairly low exercise price, also be exchanged? .......................   3
13. If I participate, what will happen to my exchanged options?               3
14. What happens to eligible options that I choose not to exchange
    or that you do not accept for exchange? ...............................   3
15. If I have incentive stock options, what happens if I elect not
    to exchange eligible incentive stock options for new options? .........   3
16. What is the deadline to elect to exchange and how do I elect
    to exchange? ..........................................................   4
17. What will happen if I do not turn in my form by the deadline? .........   4
18. During what period of time can I withdraw previously elected
    options? ..............................................................   4
19. Am I eligible to receive future grants if I participate in this
    exchange? .............................................................   4
20. Does Infonet Services Corporation plan to make any company-wide option grants between the cancellation date and the replacement
    grant date? ...........................................................   4
21. Is there any tax consequence to my participation in this exchange? ....   4
22. How should I decide whether or not to participate? ....................   5
23. What do the officers and the members of our Board of Directors
    think of this offer? ..................................................   5
24. What are the conditions to this offer? ................................   5

                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

25. Which options can be exchanged? .......................................   5
26. Can I exchange the remaining portion of an option that I have
    already partially exercised? ..........................................   5
27. Can I select which portion of an option to exchange? ..................   5
28. Can I exchange both vested and unvested options? ......................   5
29. Can I exchange options that I have already exercised? .................   5

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

30. How many new options will I receive on the replacement grant date? ....   6
31. What will be my new option exercise price? ............................   6
32. When will I receive my new option? ....................................   6
33. When will I see the new option at http
   //aststockplan.com and when will I receive my new option notice? .......   6
34. How can I view a summary of my options? ...............................   6
35. Will my new Options be Incentive Stock Options? .......................   6
36. When will the new options vest? .......................................   7
37. What will be the terms and conditions of my new option? ...............   7
38. Can I an example of a hypothetical exchange? ..........................   7
39. What happens if Infonet Services Corporation is subject to a
    change in control AFTER the new options are granted? ..................   7
40. What happens if Infonet Services Corporation is subject to a
    change in control BEFORE the new options are granted? .................   7
41. Are there other circumstances where I would not be granted
    new options? ..........................................................   8
42. After the replacement grant date, what happens if my options
    end up underwater again? ..............................................   8

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying election form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

                      GENERAL QUESTIONS ABOUT THE EXCHANGE

     1.   What securities are we offering to exchange?

     We are offering to exchange options to purchase shares of our Class B common stock that are outstanding under our 1999 Stock Option Plan and 2000 Omnibus Stock Plan that have an exercise price of $13.00 or higher per share for new options under the same plans. We are offering to exchange only those options that are held by eligible employees that remain eligible from the date of this offer through the expiration of the offer. Eligible employees who elect to participate in this exchange program with respect to such options will automatically be deemed to also have elected to exchange all stock options granted to them during the six month period ending on January 7, 2002, regardless of exercise price. (Section 1)

     2.  Why are we making this offer to exchange?

     We are implementing this offer to exchange because a considerable number of our eligible employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. These options were originally granted to give employees a stake in the growth and success of our company and to provide them with a valuable incentive to stay with our company. This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their current stock options at their current exercise price or to exchange those options for new options to purchase the same number of shares, subject to adjustments for any stock splits, stock dividends and similar events. We will grant these new options in accordance with the terms of this offer on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange. We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class B common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (Section 2)

     3.  Who is eligible to participate in this exchange?

     Employees are eligible to participate in the exchange program only if they:

          .    are an employee of Infonet Services Corporation on January 7,
               2002;

          . reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States;

          .    are not a director of Infonet Services Corporation;

          .    remain an eligible employee through the expiration of this offer;
               and

          .    hold at least one eligible option on January 7, 2002.

     If you are eligible and choose to participate, you may only elect to exchange options subject to an eligible option agreement that have an exercise price of $13.00 or higher per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. Directors (including employee directors) and consultants of Infonet Services Corporation are not eligible to participate. (Section 1)

     4. Are employees located outside the United States eligible to participate?

     Yes, employees who reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland or the United Kingdom are eligible to participate. These employees are, however, urged to educate themselves about special financial or tax considerations that may affect their decision to exchange

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by consulting a financial or tax advisor in the country where they reside and work. Employees of Infonet Services Corporation who reside in countries other than Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States are not eligible to participate. (Section 7)

     5. What if I leave Infonet Services Corporation or change my place of residence between the date my options are cancelled and the replacement grant date?

     The election form will not be revocable after 5:00 p.m. Pacific Time on Thursday, February 14, 2002 unless this offer is extended. Therefore, if you leave Infonet Services Corporation voluntarily, involuntarily, or for any other reason before your new options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

     THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF INFONET SERVICES CORPORATION FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (Section 1)

     6.   How does this exchange work?

     Participating in the exchange program requires an eligible employee to make a voluntary election to exchange eligible stock options by 5:00 p.m. Pacific Time on Thursday, February 14, 2002, after which time the election will become irrevocable, unless we extend the offer. This exchange program contemplates a one-for-one grant of a new option to be issued on the replacement grant date and priced at the closing market price of our Class B common stock on that date. Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. A new option issued on the replacement grant date will commence vesting on that date and will vest as to 20% of the shares subject to the option on the six month anniversary of the replacement grant date and 20% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested. As a result, any new option you receive will not be vested, even if the option you elected to exchange for that new option was fully or partially vested. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the new exercise price, vesting schedule and classification of the options as non-qualified stock options. To participate, eligible employees may only elect to exchange options subject to an eligible option agreement that have an exercise price of $13.00 or higher per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. However, any eligible employee who elects to exchange any such options will automatically be deemed to also have elected to exchange all options granted to them during the six month period ending on January 7, 2002, regardless of exercise price.

     If your options are properly elected for exchange and accepted by us for exchange, you will receive a rights letter shortly following the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this offer such as the number of shares of our Class B common stock your new options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section 5)

     7.   What do I need to do to participate in this offer to exchange?

     To participate, you must complete the election form, sign it, and ensure that Susan Murray, Director of Human Resources for Infonet Services Corporation, receives it in the El Segundo office no later than 5:00 p.m. Pacific Time on Thursday, February 14, 2002, unless the offer is extended. You can return your election form to our El Segundo office by either internal mail, facsimile ((310) 335-2679) or post to Human Resources Department, Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, Attn: Susan Murray. Delivery by e-mail will not be accepted. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. (Section 3)

     8. Why won't I receive my new options immediately after the expiration of this offer?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section 10)

     9.  Why can't Infonet Services Corporation just reprice my options?

     In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

     10. Why can't I just be granted additional options?

     Because of the large number of options with exercise prices above $13.00, a re-grant of new options to all of these option holders would have a severe negative effect on our dilution and outstanding shares. Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval. Therefore, our current reserves must be conserved for new hires and ongoing grants.

     11. Wouldn't it be easier to quit Infonet Services Corporation and then get rehired?

     This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Infonet Services Corporation to take a charge against earnings on any future appreciation of the repriced options. (Section 10)

     12. If I elect to participate in the exchange program, why must all options granted to me in the last six months, which have a fairly low exercise price, also be exchanged?

     If we were to allow participating employees to keep options that were granted within the six month period ending on January 7, 2002, then the financial accounting rules applicable to us could require us to recognize significant charges in our financial statements. These charges could reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative effect on our stock price performance. (Section 10)

     13. If I participate, what will happen to my exchanged options?

     Options designated to be exchanged under this program will be cancelled on February 14, 2002, unless this offer is extended by us, in which case such options will be cancelled on the expiration of the offer as extended. The shares of Class B common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan, depending on the plan under which the options subject to an election for exchange were granted. (Section 10)

     14. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

     Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

     15. If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for new options?

     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

     If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of your incentive stock options or sale of the Class B common stock that you will receive when you exercise those options. (Section 12)

     16. What is the deadline to elect to exchange and how do I elect to exchange?

     The deadline to participate in this program is 5:00 p.m. Pacific Time on Thursday, February 14, 2002 unless the offer is extended by us. This means that Susan Murray, Director of our Human Resources Department in the El Segundo office must have your election form in her hands before that time. Delivery by e-mail will not be accepted. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended by us beyond that time, you must deliver your election form before the extended expiration of this offer.

     We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (Section 3)

     17. What will happen if I do not turn in my form by the deadline?

     If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Section 1)

     18. During what period of time can I withdraw previously elected options?

     You can withdraw any options that you previously elected for exchange at any time before 5:00 p.m. Pacific Time on Thursday, February 14, 2002. If this offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal containing the required information and we must receive the withdrawal notice before the election deadline. Providing us with a properly completed and signed Notice of Election to Withdraw Options form, which has been provided to you in connection with this offer, will constitute a proper written notice of withdrawal. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above.

     You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 9:00 p.m. Pacific Time on March 5, 2002. (Section 4)

     19. Am I eligible to receive future grants if I participate in this exchange?

     Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants. (Section 5)

     20. Does Infonet Services Corporation plan to make any company-wide option grants between the cancellation date and the replacement grant date?

     No. We do not anticipate making any company-wide option grants until after the replacement grant date. (Section 5)

     21. Is there any tax consequence to my participation in this exchange?

     If you accept this offer and reside and work in the United States, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the new options are granted. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer. If you reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland or the United Kingdom, you should consult a tax advisor to learn about the tax consequence of participating in this exchange. We make no representations to any employees who reside outside the United States regarding the consequences of their participation in this exchange. (Section 12)

     22. How should I decide whether or not to participate?

     We understand that this will be a challenging decision for all eligible employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR CLASS B COMMON STOCK ON THE REPLACEMENT GRANT DATE. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the New York Stock Exchange and our own stock price, and our business. (Section
16)

     23. What do the officers and the members of our board of directors think of this offer?

     Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

     24. What are the conditions to this offer?

     This offer is subject to a number of conditions, including the conditions described in Schedule A. This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (Schedule A)


                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

     25. Which options can be exchanged?

     If you are eligible to participate in this offer, you may only elect to exchange options that are subject to an eligible option agreement, that have an exercise price of $13.00 or higher per share and that were granted under our 1999 Stock Option Plan or 2000 Omnibus Stock Plan. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. In addition, if you elect to exchange any options, then all options granted to you during the six month period ending on January 7, 2002 will also be automatically exchanged, regardless of their exercise price. (Section 1)

     26. Can I exchange the remaining portion of an option that I have already partially exercised?

     Yes, any remaining outstanding, unexercised eligible options can be exchanged. The new option grant will be one-for-one but only to replace options cancelled following the expiration of this offer.

     27. Can I select which portion of an option to exchange?

     No. You cannot partially cancel an outstanding option. If you choose to exchange an option grant, all options within that grant (that is, all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.

     28. Can I exchange both vested and unvested options?

     Yes. You can exchange eligible options, whether or not they are vested.

     29. Can I exchange options that I have already exercised?

     No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plans or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

     30. How many new options will I receive on the replacement grant date?

     Eligible employees who participate in this program will receive a new stock option on the replacement grant date for each option elected for exchange. For each stock option cancelled, you will receive a new stock option, subject to adjustments for any stock splits, stock dividends and similar events. Eligible options granted under our 1999 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1999 Stock Option Plan, unless prevented by law or applicable regulations. Eligible options granted under our 2000 Omnibus Stock Plan and exchanged for new options will be replaced with options granted under our 2000 Omnibus Stock Plan, unless prevented by law or applicable regulations. Each new option will be granted pursuant to a new option agreement between you and us. The new option will have substantially similar terms and conditions as the cancelled option, except for the exercise price, vesting schedule and classification of the options as non-qualified stock options. (Section 1)

     31. What will be my new option exercise price?

     The exercise price for the new options, which will be granted on the replacement grant date, will be the closing price of our Class B common stock on the New York Stock Exchange on that date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS B COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 2)

     32. When will I receive my new option?

     We will grant the new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on February 14, 2002, which is the scheduled expiration of this offer, the replacement grant date of the new options will be no earlier than August 15, 2002. (Section 7)

     33. When will I see the new option at http://aststockplan.com and when will I receive my new option notice?

     You will see your new option as well as a new option grant agreement at http://aststockplan.com within three weeks after the replacement grant date.

     34. How can I view a summary of my options?

     All employees can view their stock options at http://aststockplan.com, the online tool that we use to afford employees an ability to view their stock options online, 24 hours a day.

     To view your options on the AST StockPlan website go to http://aststockplan.com and click on the link to the employee log-in page. Once at the log-in page, you will be asked for the "Company Ticker," your "Employee ID or Tax ID" and your "Password." The company ticker is "IN." Your Employee ID or Tax ID will be your social security number or your file number for US participants or the ID submitted by your local plan administrator for international participants. An e-mail containing your account password should have been mailed to you subsequent to your option grant date. If you have forgotten your password, you can click on the "Have you forgotten your password" link and AST will forward your password to you via e-mail. Once you have logged-in, go to the link for "Option Status" for a list of all your grants. You will need this information to complete the election form.

     If you encounter any difficulty using the online tool, you may contact either AST customer service at (888) 980-6456 or Susan Murray, Infonet Services Corporation's Human Resources Director, at (310) 335-2600.

     35. Will my new Options be Incentive Stock Options?

     No. Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your new options will not be treated as incentive stock options under U.S. federal tax laws. Instead, all new options will be non-qualified options. Under current law, you will not realize taxable income upon the grant of a non-qualified stock option. However, when you exercise the non-qualified option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. (Section 12)

     36. When will the new options vest?

     Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Each option issued on the replacement grant date will commence vesting on that date and will vest as to 20% of the shares subject to the option on the six month anniversary of the replacement grant date and 20% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested. As a result, any new option you receive will not be vested, even if the option you elected to exchange for that new option was fully or partially vested. (Section 7)

     37. What will be the terms and conditions of my new option?

     Except for the new option exercise price, the change in vesting described in the answer to Question 36 above and the classification of the options as non-qualified stock options, the terms and conditions of the new options will be substantially similar to the cancelled options. This means, among other things, that your new option will have a full ten year term beginning on the replacement grant date regardless of the term remaining on the options you elect to exchange at the time those options are cancelled. (Section 7)

     38. Can I have an example of a hypothetical exchange?

Assumptions:
Original Grant Date:  April 25, 2000
Your Original Stock Option:  1,000 shares
Your Original Stock Option Price:  $13.75
Your Original Vesting Schedule: 200 shares will vest April 25, 2002, 200 shares will vest on April 25, 2003, 200 shares will vest on April 25, 2004, 200 shares will vest on April 25, 2005 and 200 shares will vest on April 25, 2006 Expiration Date of Exchange Offer: February 14, 2002 Hypothetical Stock Price on Replacement Grant Date, on or after August 15, 2002: $2.50
Prior exercise of options subject to grant: none

     Using the above hypothetical assumptions for the sake of illustrating this offer to exchange, we would cancel your original stock option on February 14, 2002. On the replacement grant date, which would be on or after August 15, 2002, we would grant you a new option for 1,000 shares at the closing market price of our Class B common stock on that date. In this example, using a purely hypothetical Class B common stock price of $2.50, your new exercise price would be $2.50. Since you will lose all vesting credit previously received for the option elected for exchange, the vesting schedule for this new option will provide that the option vests as to 200 shares on the six month anniversary of the replacement grant date (approximated January 2003 ) and as to 200 shares on each anniversary of the replacement grant date. Therefore, you will receive an unvested option on the replacement grant date. This option will not be treated as an incentive stock option for U.S. federal tax purposes, regardless of whether the option you elected to exchange was an incentive stock option or a non-qualified stock option.

     39. What happens if Infonet Services Corporation is subject to a change in control AFTER the new options are granted?

     The new options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the Infonet Services Corporation 1999 Stock Option Plan or Infonet Services Corporation 2000 Omnibus Stock Plan prospectus available upon request by sending an e-mail to optionexchange@Infonet.com.

     40. What happens if Infonet Services Corporation is subject to a change in control BEFORE the new options are granted?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our Class B common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the Class B common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the Class B common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Section 2)

     41. Are there other circumstances where I would not be granted new options?

     Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on a specified date during the 30-day period beginning on the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange, you will not be granted new options. (Section 11)

     42. After the replacement grant date, what happens if my options end up underwater again?

     We are conducting this offer only at this time considering the unusual stock market conditions that have affected many companies throughout the country. This offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our Class B common stock may appreciate over the long term, even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR CLASS B COMMON STOCK AT ANY TIME IN THE FUTURE. (Section 2)

                                   THIS OFFER

1.   Number of Options; Expiration Time.

     Upon the terms and subject to the conditions of this offer, we will exchange for new options to purchase Class B common stock under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan, certain outstanding options held by eligible employees under such plans that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the "expiration time," as defined below.

     You are eligible to participate in the exchange program only if you:

     .    are an employee of Infonet Services Corporation on January 7, 2002;

     . reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States;

     .    are not a director of Infonet Services Corporation;

     .    remain an eligible employee through the expiration of this offer; and

     .    hold at least one eligible option on January 7, 2002.

     If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by Infonet Services Corporation and continue to reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States through the replacement grant date.

     ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF INFONET SERVICES CORPORATION FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

     If you are eligible and choose to participate, you may only elect to exchange options (the terms "option" or "options" refer to an entire option grant) subject to an eligible option agreement that have an exercise price of $13.00 or higher per share. That is, you must exchange all or none of the options granted to you on a single grant date at the same exercise price. If you so elect to participate, you will automatically be deemed to have also elected to exchange all options granted to you during the six month period ending on January 7, 2002, regardless of exercise price.

     If your options are properly elected for exchange and accepted by us, you will be entitled to receive new options to purchase a number of shares of our Class B common stock that is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1999 Stock Option Plan or 2000 Omnibus Stock Plan (depending on the plan or plans to which the options you elect to exchange are subject) pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the closing price of our Class B common stock on the New York Stock Exchange on the replacement grant date, as reported in the print edition of The Wall Street Journal.

     Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your new options will not be treated as
                                                      ---
incentive stock options under U.S. federal tax laws.

     The term "expiration time" means 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term "expiration time" refers to the latest time and date at which this offer, as so extended, expires. See Section 13 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

     If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

     (a) we increase or decrease the amount of consideration offered for the options;

     (b) we decrease the number of options eligible to be elected for exchange in this offer; or

     (c) we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of Class B common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

     If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

     For purposes of this offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

2.   Purpose of this Offer.

     We issued the options outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan to promote our long-term growth and success and the creation of stockholder value by:

     .    encouraging employees to focus on critical long-range objectives;

     . encouraging the attraction and retention of employees with exceptional qualifications; and

     . linking employee's interests directly to those of stockholders through increased stock ownership.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class B common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class B common stock on the replacement grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

     We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our board of directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease) and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any new options granted to you in return for options you elect to exchange will be the fair market value of our Class B common stock on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

     Our board of directors has considered the price levels at which our Class B common stock is trading and has determined that such price levels represent a good investment opportunity for our company. Consequently, our board of directors has approved the repurchase of up to $100 million of our Class B common stock. We will suspend the stock repurchase program (i) during the offering period for the election of stock options under the option exchange program and (ii) at the time of the issuance of replacement options, in each case to the extent required by law. If we engage in repurchase transactions prior to the replacement grant date, the stock price could increase, thereby affecting the exercise price of the new options.

     We have entered into a stockholders agreement with each of our Class A stockholders. This stockholders agreement provides that each Class A stockholder holding at least 14.95 million shares of our Class A common stock has the right to designate one of our directors, and each Class A stockholder will agree to vote all of its shares in favor of the directors designated by the other Class A stockholders and for our president as a director. Accordingly, seven of our nine directors have been appointed by our Class A stockholders. Two of our Class A stockholders, KPN Telecom B.V. and Telefonica International Holding B.V. have announced that they do not consider their Infonet Services Corporation stock as one of their core holdings and they may consider the disposition of these shares. If a significant number of Class A shares are sold by these or other Class A stockholders, those selling Class A stockholders may lose their ability to designate members of our board of directors. This loss of their rights may lead to a change in the composition of our board. In addition, if our Class A stockholders convert their shares to Class B common stock in order to sell those shares and reduce their ownership of Infonet Services Corporation, it may be easier for a third party to merge with or otherwise acquire control of our company. On September 27, 2001, we filed a Registration Statement on Form S-3 relating to the sale by KPN Telecom B.V. of its 54,386,078 shares of Class B common stock. A sale of a substantial number of shares of Class B common stock by KPN Telecom B.V. under the Registration Statement would, unless sold to affiliates of Infonet, cause those shares of Class B common stock to become freely tradeable in the marketplace and may cause a significant reduction in the price of our Class B common stock. From time to time, third parties discuss with us alternatives with respect to the disposition of shares by these stockholders.

     Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

     Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us

     (b) any purchase, sale or transfer of a material amount of our assets;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) other than the expected replacement of Heinz Karrer as of the scheduled February 2002 board meeting by another designee of Swisscom AG, any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

     (e) any other material change in our corporate structure or business;

     (f) our Class B common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our Class B common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.   Procedures for Electing to Exchange Options.

     Proper Exchange of Options. To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form. We will only accept a paper copy of the election form. Delivery by e-mail will not be accepted. We must receive the election form in our El Segundo office by either internal mail, facsimile ((310) 335-2679) or post. To participate in the exchange offer program you should deliver your completed election form to Infonet Services Corporation, Human Resources Department, 2160 East Grand Avenue, El Segundo, California 90245, Attn: Susan Murray before the expiration time. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form.

     If you do not turn in your election form by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

     Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.   Withdrawal Rights.

     You can only withdraw your elected options in accordance with the provisions of this Section 4.

     You can withdraw your elected options at any time before 5:00 p.m. Pacific Time on Thursday, February 14, 2002 (the "expiration time"). If the expiration time is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

     You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange by 9:00 p.m. Pacific Time on March 5, 2002.

     To validly withdraw elected options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

     The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the options granted to you on the same grant date and at the same exercise price.

     You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

     Neither Infonet Services Corporation nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and as promptly as practicable following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a rights letter shortly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our Class B common stock your new options will entitle you to purchase.

     If your options are properly elected for exchange and accepted by us, we will cancel your options shortly following the expiration of this offer, and you will be granted new options on the replacement grant date. The replacement grant date will be on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange.

     If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this offer, to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement grant date.

     Your new option will entitle you to purchase a number of shares of our Class B common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events.

     ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF INFONET SERVICES CORPORATION FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

     Therefore, if you leave Infonet Services Corporation voluntarily, involuntarily or for any other reason before your new option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

     For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, letter or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will see your new option as well as the new option agreement at http://aststockplan.com within three weeks of the replacement grant date.

6.   Price Range of Class B Common Stock Underlying the Options.

     Our Class B common stock is quoted on the New York Stock Exchange under the symbol "IN." The following table shows, for the periods indicated, the high and low sales prices per share of our Class B common stock as reported by the New York Stock Exchange.

                                                       HIGH      LOW
                                                       ----      ---
            Fiscal Year Ended March 29, 2002
            --------------------------------
           Fourth Quarter (December 29, 2001 through
             January 4, 2002) ......................   $2.65     $2.37
           Third Quarter ...........................    2.80      1.45
           Second Quarter ..........................    8.78      1.60

       First Quarter ...................................       8.90    5.95

       Fiscal Year Ended March 30, 2001
       --------------------------------
       Fourth Quarter ..................................       7.82    4.76
       Third Quarter ...................................      11.13    4.13
       Second Quarter ..................................      18.63   10.00
       First Quarter ...................................      24.13    9.56

       Fiscal Year Ended March 31, 2000
       --------------------------------
       Fourth Quarter ..................................      33.69   19.00
       Third Quarter (December 16, 1999 through
         December 31, 1999) ............................      26.50   21.19

     As of January 4, 2002, the last reported sale price of our Class B common stock, as reported by the New York Stock Exchange, was $2.55 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS B COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.   Source and Amount of Consideration; Terms of New Options.

     Consideration. We will issue new options, subject to applicable laws and regulations, to purchase Class B common stock under our 1999 Stock Option Plan and 2000 Omnibus Stock Plan, depending on the plan under which the eligible options elected for exchange were granted, in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of Class B common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder and accepted by us for exchange, as adjusted for any stock splits, stock dividends and similar events affecting the Class B common stock.

     Terms of New Options. As a condition to the issuance of the new option we will enter into a new option agreement with each option holder who has elected to exchange options in this offer. Except for the vesting schedule, exercise price and classification of the options as non-qualified stock options, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options elected for exchange. A new option issued on the replacement grant date will commence vesting on that date and will vest as to 20% of the shares subject to the option on the six month anniversary of the replacement grant date and 20% of the shares subject to the option on each anniversary of the replacement grant date until the option is fully vested. As a result, any new option you receive will not be vested, even if the option you elected to exchange for that new option was fully or partially vested. The new option will have a full ten year term beginning on the replacement grant date, regardless of the term remaining on the option elected for exchange.

     The terms and conditions of your current options are set forth in the Infonet Services Corporation 1999 Stock Option Plan and Infonet Services Corporation 2000 Omnibus Stock Plan, as applicable, and the stock option agreement you entered into in connection with each grant. The terms and conditions of the 1999 Stock Option Plan and 2000 Omnibus Stock Plan are summarized in the plan prospectus prepared by us and available upon request by sending an e-mail to optionexchange@Infonet.com.

     Federal Income Tax Consequences of Options. You should refer to section 12 for a discussion on U.S. federal income tax consequences of the new options, as well as the consequences of accepting or rejecting the new non-qualified options under this offer to exchange.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

     IF YOU RESIDE OUTSIDE THE UNITED STATES WE URGE YOU TO EDUCATE YOURSELF ABOUT THE FINANCIAL AND TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE BY CONSULTING WITH AN APPROPRIATE ADVISOR. INFONET SERVICES CORPORATION MAKES NO REPRESENTATIONS TO EMPLOYEES RESIDING OUTSIDE THE UNITED STATES REGARDING THE FINANCIAL AND TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFER.

     Registration of Option Shares. All shares of Class B common stock issuable upon exercise of options under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Infonet Services Corporation, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

     IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 1999 STOCK OPTION PLAN AND 2000 OMNIBUS STOCK PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1999 STOCK OPTION PLAN AND 2000 OMNIBUS STOCK PLAN AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE 1999 STOCK OPTION PLAN AND 2000 OMNIBUS STOCK PLAN. PLEASE CONTACT US AT INFONET SERVICES CORPORATION, 2160 EAST GRAND AVENUE, EL SEGUNDO, CALIFORNIA 90245 ATTN: SUSAN MURRAY, TO RECEIVE A COPY OF THE 1999 STOCK OPTION PLAN OR 2000 OMNIBUS STOCK PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT.

8.   Information Concerning Infonet Services Corporation.

     General. We are a leading provider of cross-border managed data communications services for more than 2,600 corporations worldwide. Our network, which we refer to as The World Network, can be accessed from over 180 countries, making it one of the world's largest data communications networks in terms of geographic coverage. We own and operate our network, which allows us to provide managed data services to our clients on a global basis, an advantage over service providers that do not own an extensive global network. We sell our services directly through our country representatives and indirectly through major international telecommunications carriers and value-added resellers. Our country representatives give us a significant local presence in more than 60 countries and strong working relationships with leading local telecommunications providers in these countries. Our diverse client base is comprised of multinational corporations that require cross-border data communications services such as Allergan, Microsoft, Nestle, Nokia and Volkswagen.

     We offer a broad range of integrated service solutions to our clients, such as:

     . Network Services--includes intranet, ATM, remote access, multimedia, Internet and IP-VPN services;

     . Consulting, Integration and Provisioning Services--includes consulting, design, and implementation of each client's particular networking needs and our Global Connect services whereby we install and manage leased lines and customer premise equipment at the client's site to enable the client to access The World Network and use our Network Services;

     . Applications Services--includes e-mail, messaging, collaboration, Web hosting and other value-added services; and

     . Other Communications Services--includes X.25 transport services, service access fees and other communications services.

     The principal executive offices for Infonet Services Corporation are located at 2160 East Grand Avenue, El Segundo, California 90245 and our telephone number is (310) 335-2600.

     See "Additional Information" under section 15 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

     Stockholders Agreement. Immediately prior to the consummation of our initial public offering in December 1999, we entered into a revised stockholders agreement with all of our Class A stockholders. We originally had entered into a stockholders agreement with our then-existing stockholders in 1988. The revised stockholders agreement provides that each Class A stockholder holding at least
14.95 million shares of our Class A common stock has the right to designate one of our directors, and each Class A stockholder agreed to vote all of its shares in favor of the directors designated by the other Class A stockholders and for our president as a director. Accordingly, seven of the nine directors on our board have been appointed by our Class A stockholders. Each Class A stockholder has also agreed to maintain a country representative to support our marketing efforts and our clients in that stockholder's home country. Each Class A stockholder has a right of first refusal to acquire any Class A common stock proposed to be sold or otherwise transferred by another Class A stockholder. We have agreed in the stockholders agreement to include, at the request of any Class A stockholder, shares of that Class A stockholder in a registered offering of stock by us or another Class A stockholder, through provisions commonly referred to as piggyback registration rights. We have also agreed, subject to limitations, to undertake up to two registered offerings of Class B common shares upon demand by each Class A stockholder. The registration and sale of a significant number of shares of our common stock, or the conversion of a significant number of shares of Class A common stock into Class B common stock may cause a decrease in the share price of our Class B common stock.

     AUCS Agreements. In our ongoing efforts to sell our services to multinational corporations, on September 30, 1999, we entered into agreements with AUCS Communications Services N.V., Unisource Pan-European Services B.V., the owner of AUCS, and the three companies that own Unisource Pan-European Services B.V., KPN Telecom B.V., Swisscom AG and Telia Telecommunications International B.V., three of our major stockholders.

     Our agreements with KPN Telecom B.V., Swisscom AG and Telia Telecommunications International B.V. have given us access to multinational corporate clients previously served by AUCS and may give us access to additional multinational clients to which KPN Telecom B.V., Swisscom AG and Telia Telecommunications International B.V. may provide services in the future. These agreements have increased the number of multinational corporate clients to which we offer our services.

     We have assumed the obligation to provide AUCS' multinational clients with the services previously provided to them by AUCS under the terms of an agreement that assigns existing distribution agreements to us. We also provide these multinational clients with our services as a supplement or replacement for services previously provided by AUCS. We will continue to use the AUCS platform to deliver all or some of the services provided to the multinational clients, which for convenience we refer to as the AUCS services.

     We obtain the AUCS services provided to the multinational clients under the terms of a services agreement with AUCS, which is based on our standard services agreement. The pricing of the AUCS services provides us with an agreed-upon gross margin of approximately 20% on the provision of these services. The services agreement is terminable upon 180 days' notice by any party. Under the terms of a three-year management agreement between ourselves and AUCS, we have been charged with, among other things, acting as a responsible manager of AUCS and seeking to reduce AUCS' expenses over time.

     Under the terms of a three-year management agreement between ourselves and AUCS, we have been charged with, among other things, acting as a responsible manager of AUCS and seeking to reduce AUCS' expenses over time.

     We also entered into a call option for the underlying tangible assets of AUCS. Through September 2002, the option allows us to purchase any and all of the AUCS tangible assets at fair market value not to exceed $130 million. The call right allows us to purchase the assets of AUCS so that we can continue to offer the AUCS services to our clients if the services agreement is terminated. The call option may be subject to regulatory approval and is conditioned upon AUCS' ability to continue to fulfill its contractual obligations to third parties.

     Secured Demand Promissory Note. In January 1999, several members of our management team borrowed the purchase price for their stock pursuant to terms of our 1998 Stock Purchase Plan. Persons borrowing from us entered into loan, pledge and security agreements. In addition, each loan is full recourse to the borrower, is at an annual interest rate of five percent and is due November 30, 2004. The amounts loaned to each executive officer were: Jose A. Collazo, $3,325,000; Ernest U. Gambaro, $1,400,000; Akbar H. Firdosy, $450,000; John C.
Hoffman, $750,000; Michael J. Timmins, $750,000; Thomas E. Whidden, $475,000; and John M. Williams, $75,000. The principal and accrued interest on these loans as of December 31, 2001 was: Jose A. Collazo, $3,783,003; Ernest U. Gambaro (our former Senior Vice President, General Counsel and Secretary who retired on October 31, 2000), $1,592,843; Akbar H. Firdosy, $511,985; John C. Hoffman,
$853,309; Michael J. Timmins, $853,309; Thomas E. Whidden, $540,429; and John M. Williams, $85,331.

     During the fiscal year ended March 30, 2001, several executive officers borrowed funds in connection with the replacement by the executive officer of certain loans previously made by third parties, as follows: Ernest U. Gambaro, $1,000,000; Michael J. Timmins, $523,900; and Thomas E. Whidden, $843,000. Each loan is at an annual interest rate of LIBOR (1.87% on January 4, 2002) plus 75 basis points, is payable on demand, is full recourse and is secured by Class B common shares held by the executive officer. The principal and accrued interest on these loans as of December 31, 2001 was $1,063,983 and $896,964 for Messrs. Gambaro and Whidden, respectively. Mr. Timmins repaid his loan in full in the amount of $536,500 on April 5, 2001.

     2001 Acceleration of Stock Options. During April 2001, we modified stock options held by certain executives to provide for acceleration of vesting upon death or disability. Additionally, the modifications allow for the stock options to continue to be exercisable for their original term upon death or disability or upon certain separation events.

     IRS Prefiling Program. On December 3, 2001, we announced a prefiling agreement with the U.S. Internal Revenue Services that is expected to result in a tax benefit of approximately $150 million for the Company over the next 15 years. The agreement, resolving a request for determination about the amortization of an intangible asset, is one of the first under a new IRS initiative designed to encourage issues resolution prior to tax return filing. We were one of the a handful of companies to take advantage of the new IRS initiative, which comes with the assurance that once an issue is satisfactorily resolved the IRS will not reexamine it in a future audit.

     Nestle Contract. On December 12, 2001, we announced a five-year multi-service contract by Nestle S.A. of Switzerland, to build and maintain their global communications network. Under the terms of this agreement, our expected revenue will be in excess of $125 million U.S. over the initial five-year term of the contract.

9. Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

     A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

     On October 25, 2001 Infonet Services Corporation granted Peter Sweers, an executive officer, options to purchase 20,000 shares of Infonet Services Corporation Class B common stock at $2.35 per share.

     On December 31, 2001, Peter Sweers and Thomas E. Whidden purchased 417 and 1,451 shares of Class B common stock, respectively, pursuant to the Infonet Services Corporation 2000 Employee Stock Purchase Plan at $2.16 per share.

     On January 3, 2002 Akbar H. Firdosy exercised options to purchase 53,820 shares of Infonet Services Corporation Class B common stock at $0.84 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Infonet Services Corporation, or to our knowledge, by any executive officer, director, or affiliate of Infonet Services Corporation. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 18 of our definitive proxy statement for our 2001 annual meeting of stockholders.

     As of December 26, 2001 our executive officers and directors (16 persons) as a group held options outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan to purchase a total of 11,249,612 shares of our common stock. This number represented approximately 63.5% of the shares subject to all options outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan as of that date. As of December 26, 2001, our executive officers eligible to participate in the offer (7 persons) as a group held eligible options outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan to purchase a total of 4,901,000 shares of our common stock. This number represented approximately 76.5% of the shares subject to all eligible options outstanding under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan as of that date. All but one of our eligible executive officers have informed us that they intend to participate in the offer and exchange their eligible options.

10. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

     Options we acquire pursuant to this offer will be cancelled shortly following the expiration of this offer, and the shares of Class B common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan, depending on the plan under which the options subject to an election for exchange were granted. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our Class B common stock is then quoted or listed.

     We believe that Infonet Services Corporation will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

     . we will not grant any new options for at least six months and one day after the date that we accept and cancel options elected for exchange; and

     . the exercise price of all new options will equal the market value of the Class B common stock on the date we grant the new options.

     If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

11.  Legal Matters; Regulatory Approvals.

     On December 5, 2001, a complaint was filed against us and our Chief Executive Officer, Jose A. Collazo, in the United States District Court, Central District of California. The complaint, captioned Paul Belenardo and Michael
                                                 --------------------------
Amron, individually and on behalf of all others similarly situated v. Infonet
-----------------------------------------------------------------------------
Services Corp. and Jose A. Collazo, Case No. 01-10456 NM (CWx), alleges that the
----------------------------------
lawsuit is a securities class action on behalf of public investors who purchased our securities during the period from December 16, 1999 through July 31, 2001. The complaint further alleges that we failed to disclose material business problems with our AUCS channel and that we disseminated false and misleading statements regarding the demand for and market acceptance of our products, the strength of our technologies and our competitiveness and trends in our business. The plaintiffs assert counts against us and Mr. Collazo for violations of
Section 11 of the Securities Exchange Act of 1933, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs also assert a count against Mr. Collazo for violation of Section 20(a) of the Securities Exchange Act of 1934. The plaintiffs have requested a judgment determining that the lawsuit is a proper class action, awarding compensatory damages and/or rescission, awarding costs of the lawsuit and awarding such other relief as the court may deem just and proper. Based on our preliminary investigation, we believe that we have meritorious defenses to plaintiffs' claim for damages. We are unable at this time, however, to predict the outcome of this litigation. As of the date of this offer, we do not believe that this, or any other litigation to which we are a party, could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. We have not been involved in any litigation that has had a material adverse effect on our business, financial condition or results of operations in the past three years. From time to time, we may be involved in other litigation that arises in the normal course of our business operations.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

     If we are prohibited by applicable laws or regulations from granting new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not receive any other consideration for the options you elected to exchange.

12.  Material Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. If you reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland or the United Kingdom, you should consult a tax advisor to learn about the tax consequence of participating in this exchange.

     If you exchange outstanding incentive or non-qualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The new options will not be treated as incentive stock options. Instead, new options issued in the exchange program will be non-qualified stock options. The following discussion will allow you to compare the material features of incentive stock options with those of non-qualified stock options.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

     IF YOU RESIDE OUTSIDE THE UNITED STATES WE URGE YOU TO EDUCATE YOURSELF ABOUT THE FINANCIAL AND TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE BY CONSULTING WITH AN APPROPRIATE ADVISOR. INFONET SERVICES CORPORATION MAKES NO REPRESENTATIONS TO EMPLOYEES RESIDING OUTSIDE THE UNITED STATES REGARDING THE FINANCIAL AND TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFER.

     Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current U.S. federal income tax if you elect to exchange your incentive stock options in exchange for new non-qualified options.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

     Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the commons tock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.  Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

     Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

          (a) we increase or decrease the amount of consideration offered for the options;

          (b) we decrease the number of options eligible to be elected for exchange in this offer; or

          (c) we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of Class B common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

     If this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

14.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.  Additional Information.

     We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

     (a) Infonet Services Corporation's Annual Report on Form 10-K for the period ended March 31, 2001, filed with the SEC on June 28, 2001.

     (b) Infonet Services Corporation's definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on July 9, 2001.

     (c) Infonet Services Corporation's quarterly report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 13, 2001.

     (d) Infonet Services Corporation's Form S-8 (File No. 333-37134) (registering shares to be issued under the Infonet Services Corporation 1998 Stock Option Plan and 1999 Stock Option Plan), filed with the SEC on May 16, 2000.

     (e) (e) Infonet Services Corporation's Form S-8 (File No. 333-46556) (registering shares to be issued under the Infonet Services Corporation 2000 Omnibus Stock Plan), filed with the SEC on September 25, 2000.

     (f) Infonet Services Corporation's Form S-8 (File No. 333-75566) (registering shares to be issued under the Infonet Services Corporation 2000 Omnibus Stock Plan), filed with the SEC on December 20, 2001.

     (g) the description of Infonet Services Corporation's Class B common stock included in Infonet Services Corporation's Registration Statement on Form 8-A, filed with the SEC on November 17, 1999, including any amendments or reports we file or have filed for the purpose of updating that description.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

     Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

     Our Class B common stock is quoted on the New York Stock Exchange under the symbol "IN" and our SEC filings can be read at the following New York Stock Exchange address:

                             New York Stock Exchange
                                  20 Broad Way
                            New York, New York 10005

     We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                          Infonet Services Corporation
                          Attention: Investor Relations
                             2160 East Grand Avenue
                          El Segundo, California 90245

or by telephoning us at (310) 335-2600 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about Infonet Services Corporation should be read together with the information contained in the documents to which we have referred you.

16.  Miscellaneous.

     This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Infonet Services Corporation
January 7, 2002

                                   SCHEDULE A

                            CONDITIONS OF THIS OFFER

     Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after January 7, 2002 and prior to the expiration time any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto, including any action or omission to act by us:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of new options;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

              (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

              (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange; or

              (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Infonet Services Corporation;

     (c) there shall have occurred:

               (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

               (v) any decrease of greater than 50% of the market price of the shares of our Class B common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Infonet Services Corporation or on the trading in our Class B common stock;

               (vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

               (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 7, 2002

     (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

              (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class B common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class B common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 7, 2002;

              (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 7, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class B common stock; or

              (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Infonet Services Corporation that, in our reasonable judgment, is or may be material to Infonet Services Corporation.

     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

                          INFONET SERVICES CORPORATION

     The directors and executive officers of Infonet Services Corporation and their positions and offices as of January 4, 2002 are set forth in the following table:

NAME                           POSITIONS AND OFFICES HELD
----                           --------------------------
Jose A. Collazo                Chairman of the Board, Chief Executive Officer and President
Akbar H. Firdosy               Vice President and Chief Financial Officer
Paul A. Galleberg              Senior Vice President, General Counsel and Secretary
John C. Hoffman                Executive Vice President Communications Sales and Service
Peter Sweers                   Senior Vice President Global Network Solutions
Michael J. Timmins             Executive Vice President Global Business Development
Thomas E. Whidden              Vice President Marketing
John M. Williams               Executive Vice President Provider Services
Makoto Arai                    Director
Douglas C. Campbell            Director
Eric M. de Jong                Director
Morgan Ekberg                  Director
Timothy P. Hartman             Director
Heinz Karrer                   Director
Matthew J. O'Rourke            Director
Jose Manuel Santero Munoz      Director

     The address of each director and executive officer is: c/o Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245.


                                       1